Exhibit 99.4

Board of Directors
The Procter & Gamble Company
1 Procter & Gamble Plaza SY-6
Cincinnati, OH 45202

     We hereby consent to the inclusion of our opinion letter, dated January 27, 2005, to the Board of Directors of The Procter & Gamble Company (“Procter & Gamble”) as Annex B to the Joint Proxy Statement/Prospectus relating to the proposed merger involving Procter & Gamble and The Gillette Company, which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of Procter & Gamble, and to the references to such opinion in the Joint Proxy Statement/Prospectus under the captions “CHAPTER ONE: THE MERGER — SUMMARY – Opinion of Procter & Gamble’s Financial Advisor,” “CHAPTER ONE: THE MERGER – THE PROPOSED MERGER – Background of the Merger,” “CHAPTER ONE: THE MERGER – THE PROPOSED MERGER – Factors Considered by, and Recommendation of, the Board of Directors of Procter & Gamble,” and “CHAPTER ONE: THE MERGER – OPINIONS OF FINANCIAL ADVISORS – Opinion of Procter & Gamble’s Financial Advisor.” In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

March 14, 2005